Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated December 21, 2016, in this Registration Statement (Form S-6 No. 333-213886) of Smart Trust 286, comprising Smart Trust, Portfolio of Closed-End Fund Opportunities Trust, Series 11.

/s/ Grant Thornton LLP

Chicago, Illinois

December 21, 2016